EXHIBIT 99.1


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Administrative Committee of the
Atlantic American Corporation 401(k)
Retirement Savings Plan:


We have audited the accompanying financial statements of the ATLANTIC AMERICAN CORPORATION 401(k) RETIREMENT SAVINGS PLAN as of December 31, 1997 and 1996 and for the year ended December 31, 1997, as listed in the accompanying table of contents. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan as of December 31, 1997 and 1996 and the changes in its net assets available for benefits for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Arthur Andersen, LLP
Atlanta, Georgia
June 26, 1998

                   ATLANTIC AMERICAN CORPORATION
                  401(k) RETIREMENT SAVINGS PLAN


                FINANCIAL STATEMENTS AND SCHEDULES
                    DECEMBER 31, 1997 AND 1996





                         TABLE OF CONTENTS



FINANCIAL STATEMENTS

      Statements of Net Assets Available for
      Benefits--December 31, 1997 and 1996

      Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 1997


NOTES TO FINANCIAL STATEMENTS AND SCHEDULES


SCHEDULES SUPPORTING FINANCIAL STATEMENTS

      Schedule I:    Item 27a--Schedule of Assets Held for
                     Investment Purposes--December 31, 1997

      Schedule II: Item 27d--Schedule of Reportable Transactions for the Year Ended December 31, 1997

                   ATLANTIC AMERICAN CORPORATION
                  401(k) RETIREMENT SAVINGS PLAN


          STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                    DECEMBER 31, 1997 AND 1996







                                                   1997        1996

                                                ----------------------
ASSETS:

  Cash                                           $ 17,607    $ 28,963


  Investments, at market value:

    Participant-directed:

      Common stock--Atlantic American             795,012     433,926
        Corporation

      INVESCO Cash Reserves Fund                  411,740     426,508

      INVESCO Industrial Income Fund              627,177     415,985

      INVESCO Intermediate Government Bond        289,584     299,669
        Fund

      INVESCO Total Return Fund                   775,377     539,575

      INVESCO Dynamics Fund                       849,528     644,193

    Nonparticipant-directed:

      Common stock--Atlantic American             141,309      51,376
        Corporation

  Participant loans                                19,593       1,240
                                               ----------------------
NET ASSETS AVAILABLE FOR BENEFITS              $3,926,927  $2,841,435

                                               ======================






 The accompanying notes are an integral part of these statements.

                                                                                                                         SCHEDULE II

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN


            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                      FOR THE YEAR ENDED DECEMBER 31, 1997



                        Nonparticipant-                         Participant-Directed
                                     --------------------------------------------------------------------

                         Directed
                         Atlantic     Atlantic    INVESCO    INVESCO      INVESCO     INVESCO
                         American     American     Cash     Industrial  Intermediate   Total   INVESCO
                        Corporation  Corporation  Reserves    Income     Government   Return   Dynamics           Loan
                          Common       Common      Fund        Fund      Bond Fund     Fund     Fund     Other    Fund     Total
                          Stock        Stock
                       -------------------------------------------------------------------------------------------------------------

ADDITIONS:
Participant
 contributions            $    0    $ 19,196     $ 6,029   $ 75,952    $ 13,167      $ 62,696 $ 79,621   $    0 $ (3,311)  $253,350
Employer
 contributions            36,705      55,137           0          0           0             0        0   14,400        0    106,242
                       -------------------------------------------------------------------------------------------------------------
   Total
    contributions         36,705      74,333       6,029     75,952      13,167        62,696   79,621   14,400  (3,311)    359,592
Net appreciation
 (depreciation) in
 fair market value
 of investments          50,541      310,110         135     47,190       2,017       118,541   59,484        0        0    588,018
Interest and
 dividend income              0            0      19,096     74,434      14,892        31,006  102,079        0        0    241,507
                       -------------------------------------------------------------------------------------------------------------
   Total additions       87,246      384,443      25,260    197,576      30,076       212,243  241,184   14,400   (3,311) 1,189,117
                       -------------------------------------------------------------------------------------------------------------

DEDUCTIONS:
Benefit payments to
 participants            (1,547)     (10,969)    (10,841)   (18,638)     (7,354)      (23,372) (18,001)  (9,853)       0   (100,575)
Participant loans             0       (3,611)       (514)    (5,072)       (470)       (3,209) (11,563)    (275)  21,664     (3,050)
                       -------------------------------------------------------------------------------------------------------------
   Total deductions      (1,547)     (14,580)    (11,355)   (23,710)     (7,824)      (26,581) (29,564) (10,128)  21,664   (103,625)
                       -------------------------------------------------------------------------------------------------------------
TRANSFERS BETWEEN FUNDS   4,234       (8,777)    (28,673)    37,326     (32,337)       50,140   (6,285) (15,628)       0          0
                       -------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE)  89,933      361,086     (14,768)   211,192     (10,085)      235,802  205,335  (11,356)  18,353  1,085,492

NET ASSETS AVAILABLE
  FOR BENEFITS:
  Beginning of year      51,376      433,926     426,508    415,985     299,669       539,575  644,193   28,963    1,240  2,841,435
                       -------------------------------------------------------------------------------------------------------------
  End of year          $141,309     $795,012    $411,740   $627,177    $289,584      $775,377 $849,528  $17,607  $19,593 $3,926,927
                       =============================================================================================================


         The accompanying notes are an integral part of this statement.


                                     ATLANTIC AMERICAN CORPORATION

                                    401(k) RETIREMENT SAVINGS PLAN


                              NOTES TO FINANCIAL STATEMENTS AND SCHEDULES

                                      DECEMBER 31, 1997 AND 1996



1.  PLAN DESCRIPTION

General

The Atlantic American Corporation 401(k) Retirement Savings Plan (the "Plan") is a defined contribution plan established by the Atlantic American Corporation (the "Company") under the provisions of Section 401(a) of the Internal Revenue Code (the "Code"), which includes a qualified cash or deferred arrangement as described in Sections 401(k) and 401(m) of the Code, for the benefit of eligible employees of the Company. All employees of the Company who have completed one year of service, as defined, are eligible to participate. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Participants should refer to the plan agreement for a complete description of the Plan.

Plan Administration

INVESCO Trust Company (the "Trustee") is the Trustee of the Plan and has custodial responsibility for the Plan's assets including the authority and power to, among other things, invest the principal and income of the Plan's assets.

Contributions

Eligible employees can contribute an amount up to 16% of annual compensation, as defined by the Plan, subject to certain limitations under the Code. The Company provides a matching contribution equal to 50% of the first 6% of each participant's contribution. All company matching contributions are made in Atlantic American Corporation common stock. A participant can elect to transfer the company contribution into another investment fund only after the participant is fully vested in the company matching contributions.

Vesting

Participants are always fully vested in their own contributions. Each participant becomes vested in the employer contributions based on years of continuous service. Participants become fully vested after seven years of service with no intervening breaks in service of five years or more. A participant is credited with one year of service each calendar year in which the participant works 1,000 hours. A break in service is deemed to be any year in which the participant does not complete more than 500 hours of service. The participants vested percentage in employer contributions with years of service is as follows:

                     Years of                Vested
                     Service               Percentage
                   -------------           ----------
                   Less than one               0%
                   One                        10
                   Two                        20
                   Three                      30
                   Four                       40
                   Five                       60
                   Six                        80
                   Seven or more             100

Benefits

Upon termination of service due to death, disability, or retirement, a participant or their beneficiary may elect to receive an amount equal to the value of the participant's vested interest in his/her account. The form of payment, selected by the participant or their beneficiary, is either a lump-sum distribution, an annuity to be paid in monthly installments over a fixed period of years, or a direct rollover into a qualified retirement plan or IRA.

Participant Accounts

Individual accounts are maintained for each of the Plan's participants and reflect the participant's contributions, employer contributions, and the participant's share of the Plan's income. Allocations are based on the proportion that each participant's account balance bears to the total of all participant account balances.

Investment Options

Participants may direct their contributions and any related earnings into several investment options in 10% increments. Participants may change their investment elections once each calendar quarter. The participants in the Plan can invest in any of the following options:

     o Atlantic American Corporation Stock--Funds are invested in common stock of Atlantic American Corporation.

     o INVESCO Cash Reserves Fund--Funds are invested in short-term  obligations
       such  as  commercial  paper,   U.S.  government  and  government   agency
       obligations, and repurchase agreements.

     o INVESCO Industrial Income Fund--Funds are invested in dividend-paying common stocks of large U.S. companies and in convertible bonds, debt issues, and preferred stocks.

     o  INVESCO  Intermediate   Government  Bond  Fund--Funds  are  invested  in
        obligations of the U.S. government and government agencies maturing in three to five years.

     o INVESCO Total Return Fund--Funds are invested in common stocks and in fixed and variable income securities.

     o INVESCO Dynamics Fund--Funds are invested with rapidly growing companies, traded essentially on national exchanges and over-the-counter.

Forfeitures

Amounts forfeited from nonvested accounts are used to reduce future employer contributions.

Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become fully vested in their accounts as of the termination date.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

Basis of Accounting

The accompanying financial statements have been prepared using the accrual basis of accounting.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of Investments

Cash equivalents are stated at cost, which approximates market value. Marketable securities are stated at fair value. Purchases and sales of securities and mutual funds are reflected on a trade-date basis.

Administrative Expenses

The Company pays all administrative expenses of the Plan, including trustee fees.

Reclassifications

Certain 1996 amounts presented herein have been reclassified to conform with the 1997 presentation.


3.  INVESTMENTS

The fair market values of individual investments that represent 5% or more of the Plan's net assets as of December 31, 1997 and 1996 are as follows:

         1997:
           Atlantic American Corporation common          $936,321
             stock
           INVESCO Cash Reserves Fund                     411,740
           INVESCO Industrial Income Fund                 627,177
           INVESCO Intermediate Government Bond           289,584
             Fund
           INVESCO Total Return Fund                      775,377
           INVESCO Dynamics Fund                          849,528
         1996:
           Atlantic American Corporation common           485,302
             stock
           INVESCO Cash Reserves Fund                     426,508
           INVESCO Industrial Income Fund                 415,985
           INVESCO Intermediate Government Bond           299,669
             Fund
           INVESCO Total Return Fund                      539,575
           INVESCO Dynamics Fund                          644,193

Net appreciation in fair value of investments by major investment type for the year ended December 31, 1997 is as follows:

                    Common stock            $360,651
                    Mutual funds             227,367
                                            --------
                                            $588,018
                                            ========

4.  TAX STATUS

The Internal Revenue Service issued a determination letter dated May 21, 1996 stating that the Plan was in accordance with applicable plan requirements as of that date. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is currently designed and is being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of December 31, 1997.


5.  PARTICIPANT LOANS

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of the employee contribution balance. Participants may elect to have their loans disbursed from specific investment funds. Loan terms range from six months to five years or within a reasonable time if used for the purchase of a primary residence. The loans are secured by the vested value of the participants account balance and bear interest at the prime rate of interest on the date of the loan, plus 1%. Principal and interest are paid ratably through payroll deductions of not less than $10 per pay period, or in a single lump sum.

                                                                      SCHEDULE I


                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN


            ITEM 27a--SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                DECEMBER 31, 1997




                                                                     Current
                                            Units        Cost         Value
                                          -----------------------------------


   MONEY MARKET FUND:
*    INVESCO Cash Reserves Fund            411,740    $ 411,740    $  411,740

   MUTUAL FUNDS:
*    INVESCO Industrial Income Fund         42,064      543,096       627,177
*    INVESCO Intermediate
       Government Bond Fund                 23,074      284,850       289,584
*    INVESCO Total Return Fund              26,654      578,826       775,377
*    INVESCO Dynamics Fund                  60,854      762,376       849,528

   COMMON STOCK:
*    Atlantic American Corporation         184,934      507,124       936,321

*  PARTICIPANT LOANS (9.5%)                 19,593       19,593        19,593
                                                     ------------------------
           Total                                     $3,107,605    $3,909,320
                                                     ========================




                                    *Indicates a party in interest.

                     The accompanying notes are an integral part of this schedule.

                                                                     SCHEDULE II


                                     ATLANTIC AMERICAN CORPORATION
                                    401(k) RETIREMENT SAVINGS PLAN

                           ITEM 27d--SCHEDULE OF REPORTABLE TRANSACTIONS (a)
                                 FOR THE YEAR ENDED DECEMBER 31, 1997


                                    Description of Asset, Including Rate of        Purchase                 Selling       Net
  Identity of Party Involved        Interest and Maturity in Case of Loans          Price        Cost        Price        Gain
------------------------------------------------------------------------------------------------------------------------------------
INVESCO TRUST COMPANY             Atlantic American Corporation:
                                    25 purchases                                   $129,392   $     0      $     0     $     0
                                    15 sales                                                   29,974       36,549       6,575

INVESCO TRUST COMPANY             INVESCO Cash Reserve Fund:
                                    63 purchases                                     39,786         0            0           0
                                    37 sales                                                   54,553       54,553           0

INVESCO TRUST COMPANY             INVESCO Industrial Income Fund:
                                    48 purchases                                    193,414         0            0           0
                                    18 sales                                                   24,212       28,853       4,641

INVESCO                             TRUST    COMPANY    INVESCO     Intermediate
                                    Government Bond Fund:
                                      38 purchases                                   27,037         0            0           0
                                      19 sales                                                 39,763       40,161         398

INVESCO TRUST COMPANY             INVESCO Total Return Fund:
                                    49 purchases                                    147,847         0            0           0
                                    21 sales                                                   23,159       30,199       7,040

INVESCO TRUST COMPANY             INVESCO Dynamics Fund:
                                    34 purchases                                    188,843         0            0           0
                                    26 sales                                                   37,548       42,198       4,650


(a) Represents transactions or a series of transactions in excess of 5% of the fair value of plan assets at the beginning of the year.


          The accompanying notes are an integral part of this schedule.
